Exhibit 99.1

Collegium Announces Fourth Quarter and Full Year 2022 Preliminary Financial Results

-Results at or above high-end of 2022 earnings guidance-

-Final fourth quarter and full year 2022 financial results to be announced after market closes on Thursday, February 23-

STOUGHTON, Mass., February 6, 2023 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a leading, diversified specialty pharmaceutical company, today announced preliminary, unaudited financial results for the fourth quarter and full year ended December 31, 2022.

“2022 was a pivotal year for Collegium Pharmaceutical. We estimate fourth quarter and full year 2022 GAAP operating expenses in the range of $38.4 million to $43.4 million and in the range of $176.5 million to $181.5 million, respectively, and we estimate fourth quarter and full year 2022 product revenues, adjusted operating expenses and adjusted EBITDA at or above the high-end of 2022 earnings guidance,” said Joe Ciaffoni, President and Chief Executive Officer of Collegium. “We look forward to providing full year 2022 results on our fourth quarter earnings call.”

Fourth Quarter and Full Year 2022 Preliminary Results

•	For the fiscal year ended December 31, 2022, we currently estimate:
o	Product revenues in the range of $460.0 million to $462.5 million;
o	GAAP operating expenses in the range of $176.5 million to $181.5 million and adjusted operating expenses in the range of $122.0 million to $124.5 million; and
o	Adjusted EBITDA in the range of $261.5 million to $264.0 million.

•	For the fourth quarter ended December 31, 2022, we currently estimate:
o	Product revenues in the range of $125.7 million to $128.2 million,
o	GAAP operating expenses in the range of $38.4 million to $43.4 million and adjusted operating expenses in the range of $32.3 million to $34.8 million, and
o	Adjusted EBITDA in the range of $71.9 million to $74.4 million.

Preliminary 2022 Financial Results

The preliminary, unaudited financial results included in this press release are based on information available as of February 6, 2023 and management's initial review of operations for the fourth quarter and year ended December 31, 2022. They remain subject to change based on management's ongoing review of the fourth-quarter and full year results and are forward-looking statements. We assume no obligation to update these statements. The actual results remain subject to the completion of management’s and our audit committee’s reviews and our other financial closing procedures, as well as the completion of the preparation of our audited consolidated financial results for the year ended December 31, 2022. During that process, we may identify items that would require us to make adjustments, which may be material, to the information presented in this press release. While we do not expect that our actual results for the year ended December 31, 2022 will vary materially from the preliminary, unaudited financial results presented in this press release, there can be no assurance that these estimates will be realized. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in our annual and quarterly filings with the Securities and Exchange Commission (“SEC”).

These preliminary, unaudited results should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the period ended September 30, 2022, which have been filed with the SEC. The preliminary, unaudited financial information presented herein should not be considered a substitute for the financial information to be filed with the SEC in our Annual Report on Form 10-K for the year ended December 31, 2022 once it becomes available.

Non-GAAP Financial Measures

We have included information about certain non-GAAP financial measures in this press release. We use these non-GAAP financial measures to understand, manage and evaluate our business as we believe they provide additional information on the performance of our business. We believe that the presentation of these non-GAAP financial measures, taken in conjunction with our results under GAAP, provide analysts, investors, lenders and other third parties insight into our view and assessment of our ongoing operating performance. In addition, we believe that the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, where applicable, provide supplementary information that may be useful to analysts, investors, lenders, and other third parties in assessing our performance and results from period to period. We report these non-GAAP financial measures to portray the results of our operations prior to considering certain income statement elements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP.

In this press release we discuss the following financial measures that are not calculated in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income (loss), which is the nearest GAAP equivalent, such as:

•	adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•	we exclude stock-based compensation expense from adjusted EBITDA although (a) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy and (b) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
•	adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•	adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
•	adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	we exclude impairment expenses from adjusted EBITDA and, although these are non-cash expenses, the asset being impaired may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•	we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;
•	we exclude litigation settlements from adjusted EBITDA, as well as any applicable income items or credit adjustments due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;

•	we exclude acquisition related expenses as the amount and/or frequency of these expenses are not part of our underlying business. Acquisition related expenses include transaction costs, which primarily consisted of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete the acquisition, employee-related expenses (severance cost and benefits) for terminated employees after the acquisition, and miscellaneous other acquisition expenses incurred; and
•	we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with sale of our products as part of our underlying business.

Because we have not yet completed our year-end closing process and because of the forward-looking nature of the estimated adjusted EBITDA ranges presented above for the fourth quarter and year ended December 31, 2022, we do not have specific quantifications of the amounts that would be required to provide a reconciliation of net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP to adjusted EBITDA for the fourth quarter and year ended December 31, 2022. We believe that there is a degree of variability with respect to certain of the GAAP measures and certain adjustments made to arrive at the relevant non-GAAP measure that precludes us from providing an accurate preliminary estimate of a GAAP to non-GAAP reconciliation without unreasonable effort or expense. As a result, we believe that providing estimates of the amounts that would be required to reconcile the ranges of our adjusted EBITDA would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Adjusted Operating Expenses

Adjusted operating expenses is a non-GAAP financial measure that represents GAAP operating expenses adjusted to exclude stock-based compensation expense, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations.

Set forth below is a reconciliation of operating expenses, the most directly comparable financial measure calculated and reported in accordance with GAAP, to adjusted operating expenses for high and low end of the preliminary ranges set forth herein for the three months and year ended December 31, 2022. Our calculation of adjusted operating expenses may not be comparable to the calculation of similarly titled measures presented by other companies.

	Three Months Ended		Year Ended
	December 31, 2022		December 31, 2022
(in millions, unaudited)	Low	High	Low	High
GAAP operating expenses	$38.4	$43.4	$176.5	$181.5
Stock-based compensation	5.8	6.8	23.0	24.0
Acquisition-related expense	0.3	1.8	31.5	33.0
Adjusted operating expenses	$32.3	$34.8	$122.0	$124.5

Fourth Quarter and Full Year 2022 Financial Results Conference Call Information

Fourth quarter and full year 2022 financial results to be announced after market closes on Thursday, February 23, 2023. Following the release of the financials, the Company will host a live conference call and webcast at 4:30 p.m. ET.

To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Pharmaceutical Q4 2022 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a diversified, specialty pharmaceutical company committed to improving the lives of people living with serious medical conditions. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements related to our fourth quarter and full year 2022 preliminary financial results, including preliminary product revenue, adjusted operating expenses and adjusted EBITDA, current and future market opportunities for our products and our assumptions related thereto, expectations (financial or otherwise) and intentions, and other statements that are not historical facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: risks related to the ability to realize the anticipated benefits of our acquisitions at all or within the expected time period; unknown liabilities; risks related to future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; the impact of the COVID-19 pandemic on our ability to conduct our business, reach our customers, and supply the market with our products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to obtain and maintain regulatory approval of our products and any product candidates, and any related restrictions, limitations, and/or warnings in the label of an approved product; the size of the markets for our products and product candidates, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products and product candidates; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact:

Christopher James, M.D.

Vice President, Investor Relations

ir@collegiumpharma.com